Exhibit 10.11.6

TRAILER BRIDGE, INC.

AMENDMENT

TO

NON-EMPLOYEE DIRECTOR

STOCK INCENTIVE PLAN

This Amendment to the Trailer Bridge, Inc. Non-Employee Director Stock Incentive Plan (“Plan”) has been adopted by the Board of Directors of Trailer Bridge, Inc. in order to conform the Plan to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

The Plan is hereby amended, effective January 1, 2009, as follows:

1. The definition of the term “Fair Market Value” is amended in its entirety to provide as follows:

“Fair Market Value” means, with respect to a Share, for purposes of determining the minimum exercise price of an Option on the Grant Date or otherwise, (i) if the Shares are readily tradable on an established securities market, the arithmetic mean of the closing prices of a Share on such market on the ten business days immediately prior to the Grant Date or other measurement date or (ii) if the Shares are not readily tradable on an established securities market, the value determined by the Committee as of the Grant Date or other measurement date through the reasonable application of a reasonable valuation method and otherwise in accordance with Treas. Reg. § 1.409A-1(b)(5)(iv)(B).”

2. Section 4.3 of the Plan is amended by the addition of the following sentence at the end thereof.

“In no event shall the Committee adjust the terms of the Option in a manner that could cause the Option to be treated as a grant of a new Option for purposes of Section 409A of the Code and Treas. Reg. § 1.409A-1(b)(5)(v).”

3. New Section 5.3 is added to the Plan to provide as follows:

“ 5.3 Option Term. In no event shall the term of an Option as established by the Committee at the time of grant be extended or the Option otherwise be exercisable beyond the expiration date of the Option set forth in the Award Agreement.”

4. Section 7.1 of the Plan is amended by the addition of the following sentence at the end thereof.

“The Committee may amend any Option Agreement to the extent the Committee determines that such amendment is necessary or appropriate in order to bring the Option Agreement into compliance with Section 409A of the Code.”